Exhibit 99.1

PRESS RELEASE

Skyline Medical Announces Results for Third Quarter and First Nine Months of 2014

Increased STREAMWAY® sales provide Company with record three and nine month revenues

MINNEAPOLIS, MN – November 12, 2014 – Skyline Medical Inc. (OTCQB: SKLND) (the “Company”), the producer of the FDA approved STREAMWAY System for automated, direct-to-drain surgical fluid disposal that reduces the risk of exposure to hazardous waste, today reported its results for the third quarter and nine months ended September 30, 2014.

Key Highlights:

•	Revenues were $397,254 and $785,767 for Q3 and first nine months of 2014, up more than 268% and 103% compared to Q3 and first nine months of 2013;
•	Gross Profit was up 221% to $262,528;
•	Gross Profit Margins were 66% for the first nine months of 2014;
•	Company installed STREAMWAY Systems at large Healthcare Systems in California, Wisconsin and New York;
•	Company completed the installation of 17 STREAMWAY Systems, with the majority for repeat customers;
•	Company signed an Independent Distributor who covers New York;
•	Company signed two independent contracting groups to cover Midwest and Southeast; and
•	Company effected a 1-for-75 reverse stock split on October 24, 2014 as part of the Company’s plan to obtain a future listing of its common stock on the NASDAQ Capital Market.

Third quarter revenues rose to $397,254, up more than 268% compared to $107,835 for the third quarter in 2013. Year to date revenues rose to $785,767, compared to revenues of $386,418 year to date in 2013. Gross profit for the third quarter of 2014 was up 221% to $262,528, compared to $81,654 for the same period in 2013. The revenue in the first nine months of 2014 included the sale of 43 STREAMWAY systems. Three STREAMWAY Systems were sold under the Company’s pay per procedure plan whereby hardware revenue is recognized on a per procedure basis.

Net loss for the third quarter of 2014 was ($1.12) million, or ($0.37) per diluted share, compared to net loss of ($3.97) million, or ($2.18) per diluted share, in the comparable period in 2013 (per share numbers are provided on a post-reverse split basis). The decrease in net loss was primarily driven by a decrease in General and Administrative and Operating expenses.

“The quality of the STREAMWAY product is evidenced by the amount of repeat business generated from existing customers and we are encouraged by the gradual sequential growth we have seen throughout 2014 as the adoption rate steadily increases,” said Josh Kornberg, CEO of Skyline Medical. “Hospitals and medical facilities have been using canister based disposal methods for many years. We are therefore very aware that we need to raise awareness of the major safety and cost benefits of using the automated STREAMWAY System in order to encourage hospitals to move away from the status quo.”

PRESS RELEASE

Kornberg added, “To facilitate this, we continued to build our sales network by signing up two new independent contract groups to help the Company penetrate the Midwest and Southeast, as well as an independent distributor in New York. We favor this approach to revenue generation because it enables us to expand our footprint while keeping control of costs.”

About Skyline Medical Inc.

Skyline Medical Inc. produces a fully automated, patented, FDA cleared, surgical fluid disposal system that virtually eliminates operating room workers' exposure to blood, irrigation fluid and other potentially infectious fluids found in the surgical environment. Today's manual surgical fluid handling methods of hand-carrying filled surgical fluid canisters and emptying these canisters is an exposure risk and is not an optimal approach to the handling of surgical fluid waste. Skyline Medical’s STREAMWAY(TM) System fully automates the collection, measurement and disposal of surgical fluids and is designed to result in: 1) reducing overhead costs to hospitals and surgical centers, 2) improving Occupational State and Health Association (OSHA) and other regulatory compliance agencies' safety concerns, and 3) streamlining the efficiency of the operating room (and thereby making surgeries more profitable).

Skyline Medical’s STREAMWAY System is eco-friendly as it contributes to cleaning up the environment. Currently, approximately 50 million bloody, potentially disease infected canisters go to landfills annually in the United States. These tainted canisters can remain in landfills for years to come. With the installation of Skyline Medical’s STREAMWAY System, the number of canisters can be significantly reduced. Skyline Medical Inc.’s STREAMWAY System is designed to make the operating room and our environment safer, cleaner, and better. Skyline Medical products are currently being represented by independent professional sales representatives that cater to the needs of hospitals and ambulatory surgical centers across the country. For additional information, please visit: www.skylinemedical.com.

Forward-looking Statements

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, inability to raise sufficient additional capital to operate our business; approximately $5.1 million in debts, liabilities and cash obligations that predominantly become due early in calendar 2015; unexpected costs and operating deficits, and lower than expected sales and revenues, if any; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable, adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov. This is not a solicitation to buy or sell securities and does not purport to be an analysis of the company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

PRESS RELEASE

Contact:

Skyline Investor Relations Contacts:

Phil Carlson / Elizabeth Barker

KCSA Strategic Communications

212-896-1233 / 212-896-1203

skyline@kcsa.com

SOURCE: Skyline Medical Inc.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$397,254	$107,835	$785,767	$386,418

Cost of goods sold	134,725	26,181	264,173	135,120

Gross Margin	262,528	81,654	521,593	251,298

General and administrative expense	737,519	3,195,589	3,247,023	5,906,805

Operations expense	183,154	354,027	740,012	763,422

Sales and marketing expense	325,141	164,712	849,364	357,274

Interest expense	131,935	407,516	164,962	629,722

Loss (gain) on valuation of equity-linked financial instruments	-	(65,287)	(11,599)	(153,960)

Total expense	1,377,749	4,056,557	4,989,763	7,503,263

Net income (loss) available to common shareholders	$(1,115,221)	$(3,974,903)	$(4,468,170)	$(7,251,965)

Loss per common share basic and diluted	$(0.37)	$(2.18)	$(1.51)	$(4.30)

Weighted average shares used in computation, basic and diluted	2,984,335	1,821,006	2,967,483	1,687,625

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED BALANCE SHEETS

(Unaudited)

	30-Sep-14	31-Dec-13
ASSETS
Current Assets:
Cash	$244,044	$101,953
Accounts Receivable	238,604	97,245
Inventories	315,620	122,175
Prepaid Expense and other assets	148,950	60,588
Total Current Assets	947,218	381,961

Fixed Assets, net	216,946	158,110
Intangibles, net	72,701	53,355

Total Assets	$1,236,865	$593,426

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	1,577,818	1,062,108
Accrued expenses	2,089,885	2,057,957
Short-term note payable net of discounts of $353,583 and $0 (See Note 4)	1,169,677	280,000
Deferred Revenue	5,000	69,000
Total Current Liabilities	4,842,380	3,469,065

Accrued Expenses	229,318	331,216
Liability for equity-linked financial instruments (See Note 8)	-	11,599
Total Liabilities	$5,071,698	$5,071,698
Commitments and Contingencies	-	-
Stockholders' Deficit:
Series A Convertible Preferred Stock, $.01 par value, $100 Stated Value, 40,000 authorized, 20,550 outstanding	206	-
Common stock, $.01 par value, 10,666,667 authorized, 2,999,386 and 2,932,501 outstanding	29,993	29,325
Additional paid-in capital	29,380,273	25,449,636
Deficit accumulated during development stage	(33,245,305)	(28,697,415)
Total Stockholders' Deficit	(3,834,833)	(3,218,453)

Total Liabilities and Stockholders' Deficit	$1,236,865	$593,426